CONTACT: Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS RECORD FIRST QUARTER PROFIT

DALLAS, TEXAS - April 24, 2014 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its first quarter 2014 results:

•
Record first quarter net income, excluding special items*, of $126 million, or $.18 per diluted share, compared to first quarter 2013 net income, excluding special items, of $53 million, or $.07 per diluted share. This exceeded the First Call consensus estimate of $.16 per diluted share.

•	Record first quarter net income of $152 million, or $.22 per diluted share, which included
$26 million (net) of favorable special items, compared to net income of $59 million, or $.08 per diluted share, in first quarter 2013, which included $6 million (net) of favorable special items.
•Record first quarter operating income of $215 million; $242 million excluding special items.

•
Return on invested capital*, before taxes and excluding special items (ROIC), for the 12 months ended March 31, 2014, of 14.2 percent, as compared to 8.3 percent for the 12 months ended March 31, 2013.

Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated, “I am delighted to report record first quarter earnings, which increased significantly year-over-year, despite the disruption caused by more than 7,500 of our flights canceled due to extreme weather conditions and the impact of the shift in timing of the Easter and Passover holidays.  This outstanding performance was driven by record first quarter operating revenues of $4.2 billion, and a 1.2 percent year-over-year decline in total operating costs, excluding special items, driven largely by lower fuel prices and our ongoing fleet modernization.  Our record first quarter operating income of $242 million, excluding special items, was very strong, especially considering an estimated $50 million unfavorable impact from winter storms.  Operationally, our Employees did an outstanding job in difficult conditions taking care of our Customers, and I thank them again for their efforts.

"Our first quarter 2014 earnings performance is a superb start to the year and on plan to achieve a 15 percent pre-tax return on invested capital for the year, excluding special items. Second quarter 2014, benefiting from the Easter and Passover holidays, also is off to a great start, with strong bookings, favorable revenue trends, and stable fuel prices.
"Our balance sheet, liquidity, and cash flows remain strong.  We are actively managing our debt and total invested capital, while making strategic investments that have already contributed significantly to our record profitability.  We were pleased to return $371 million to Shareholders during first quarter 2014 through the payment of $56 million in dividends and the repurchase of $315 million in common stock.  Since August 2011, we have returned $1.6 billion to our Shareholders through share repurchases and dividend payments.
"Our five strategic initiatives are on track and meeting or exceeding expectations.  In January, we deployed our international reservation system and began selling Southwest’s inaugural international service to Aruba, The Bahamas, and Jamaica, scheduled to begin July 1, 2014.  We quickly followed with selling Southwest service to Cancun and Los Cabos, scheduled to begin August 10, 2014.  By the end of this year, we intend to fully convert AirTran’s seven international markets, along with its remaining domestic markets, to the Southwest route network.  We have converted 21 of the 52 AirTran Boeing 737-700s to the Southwest Evolve configuration, and plan to convert the remaining 31 -700s this year.  This will complete the AirTran integration and retire the brand by the end of 2014.
"We have a significant amount of fleet activity planned this year, as we wind down the AirTran brand and continue to modernize our fleet, resulting in a larger than normal number of aircraft out of scheduled service. Accordingly, we expect relatively flat 2014 available seat miles, year-over-year.
"Our network development and optimization results, to date, have been excellent. We are excited about the opportunity to add new service to New York LaGuardia, Washington Reagan National, and Dallas Love Field this year, as well as to the international terminal under construction at Houston Hobby next year.  Looking ahead to 2015, while we have not finalized our fleet and capacity plans, we have been managing to a baseline of 695 aircraft, which was our combined fleet at the time of the AirTran acquisition. We are planning year-over-year growth in our available seat miles derived from increased fleet utilization resulting from the completion of the AirTran integration and the increase in seats from the upgauging of our fleet. Of course, this will drive significant unit cost benefits."

Financial Results and Outlook
The Company's first quarter 2014 total operating revenues increased 2.0 percent, year-over-year, to $4.2 billion, despite an estimated $45 million reduction to revenues from weather-related cancellations. Operating unit revenues increased 3.1 percent, on a 1.1 percent decrease in available seat miles and a 2.6 percent increase in average seats per trip, all as compared to first quarter 2013. While the shift in the timing of the Easter and Passover holidays impacted March results, April bookings and revenue trends, thus far, are strong. Based on April's trends and current bookings for the remainder of the second quarter, the Company expects another solid year-over-year increase in its second quarter 2014 operating unit revenues.
Total operating expenses in first quarter 2014 decreased 1.6 percent to $4.0 billion, as compared to first quarter 2013. First quarter 2014 total operating expenses included an estimated $5 million in net costs associated with winter storms. The Company incurred costs (before profitsharing and taxes) associated with the acquisition and integration of AirTran, which are special items, of $18 million during first quarter 2014, compared to $13 million in first quarter 2013. Cumulative costs associated with the acquisition and integration of AirTran, as of March 31, 2014, totaled $428 million (before profitsharing and taxes). The Company expects total acquisition and integration costs to be no more than $550 million (before profitsharing and taxes). Excluding special items in both periods, total operating expenses in first quarter 2014 decreased 1.2 percent to $3.9 billion, as compared to $4.0 billion in first quarter 2013.
First quarter 2014 profitsharing expense was $29 million, compared to $15 million in first quarter 2013. Profitsharing expense in first quarter 2014 was impacted by acquisition and integration costs incurred during that period. In addition, in accordance with the Company's ProfitSharing Plan (the Plan), first quarter 2014 operating profit, as defined in the Plan, was reduced by a portion of the acquisition and integration costs incurred from April 1, 2011, through December 31, 2013, which will be amortized from January 1, 2014, through December 31, 2018.
First quarter 2014 economic fuel costs were $3.08 per gallon, including $.06 per gallon in favorable cash settlements from fuel derivative contracts, compared to $3.29 per gallon in first quarter 2013, including $.05 per gallon in unfavorable cash settlements from fuel derivative contracts. Based on the Company's fuel derivative contracts and market prices as of April 21, 2014, second quarter 2014 economic fuel costs are expected to be comparable to second quarter 2013's economic fuel costs of $3.06 per gallon. As of April 21, 2014, the fair market value of the Company's hedge portfolio through 2017 was a net asset of approximately $252 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.
Excluding economic fuel and oil expense, profitsharing, and special items in both periods, first quarter 2014 operating costs increased 2.4 percent from first quarter 2013, and increased 3.5 percent on a unit basis. Based on current cost trends, the Company expects both second quarter 2014 and full year 2014 unit costs, excluding fuel and oil expense, profitsharing, and special items, to increase, year-over-year, in the two to three percent range.
Operating income for first quarter 2014 was $215 million, compared to $70 million in first quarter 2013. Excluding special items, operating income was $242 million in first quarter 2014, compared to $112 million in the same period last year.
Other income in first quarter 2014 was $29 million, compared to $24 million in first quarter 2013. The $5 million increase primarily resulted from $53 million in other gains recognized in first quarter 2014, compared to $46 million recognized in first quarter 2013. In both periods, these gains primarily resulted from unrealized mark-to-market net gains associated with a portion of the Company's fuel hedging portfolio, which are special items. Excluding these special items, first quarter 2014 had $16 million in other losses, compared to $5 million in first quarter 2013, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. Second quarter 2014 premium costs related to fuel derivative contracts are currently estimated to be in the $15 million to $20 million range, compared to $12 million in second quarter 2013. Net interest expense in first quarter 2014 was $24 million, compared to $22 million in first quarter 2013.

Balance Sheet and Cash Flows
As of April 23, 2014, the Company had approximately $3.5 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. Net cash provided by operations during first quarter 2014 was $1.1 billion, and capital expenditures were $407 million, which included the payment for slots acquired at Washington's Reagan National Airport. The Company repaid $46 million in debt and capital lease obligations during the first quarter 2014, and intends to repay approximately $500 million in debt and capital lease obligations during the remainder of 2014, which includes $35 million paid on April 1, 2014, associated with eight of the Company's Fixed-rate B717 Aircraft Notes due in 2017.
During first quarter 2014, the Company generated free cash flow* of $712 million. The Company returned approximately $371 million to its Shareholders through the payment of $56 million in dividends and the repurchase of $315 million in common stock, or 12 million shares, under its share repurchase program, including $200 million under an accelerated share repurchase program with a third party financial institution. In first quarter, pursuant to the accelerated share repurchase program, the Company advanced $200 million to the financial institution and received approximately seven million shares of the Company's common stock, representing an estimated 75 percent of the shares the Company expects to purchase under the accelerated share repurchase program. The specific number of shares that the Company ultimately will repurchase under the accelerated share repurchase program will be determined generally based on a discount to the volume-weighted average price per share of the Company's common stock during a calculation period to be completed by May 9, 2014. At settlement, under certain circumstances, the third party financial institution may be required to deliver additional shares of common stock to the Company, or under certain circumstances, the Company may be required to deliver shares of its common stock or may elect to make a cash payment to the third party financial institution. Since August 2011, the Company has repurchased $1.48 billion in common stock, or 124 million shares, under its $1.5 billion share repurchase authorization.

Fleet
During first quarter 2014, the Company's fleet was reduced by five to 676 aircraft at period end. This reflects the first quarter 2014 delivery of two new Boeing 737-800s and six pre-owned Boeing 737-700s, as well as the retirement of one Boeing 737-300.  In addition, the Company removed 12 Boeing

717-200s from service during first quarter 2014 in preparation for transition. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

Awards and Recognitions

•	Named to FORTUNE's 2014 list of World's Most Admired Companies for the 20th consecutive year and notably, the only commercial airline to rank in the Top Ten

•	Received the top recognition for best customer experience in the airline industry, according to the 2014 Temkin Experience Ratings

•	Received the Diamond Award by Air Cargo World with high marks for great Customer Service, Performance, Value, and use of Information Technology

•	Named Domestic Carrier of the Year by the Airforwarders Association for the fifth consecutive year

•	Named Domestic Airline of the Year by Express Delivery & Logistics Association for the 14th consecutive year

•	Named to the BetterInvesting Top 200 companies

Conference Call
Southwest will discuss its first quarter 2014 results on a conference call at 12:30 p.m. Eastern Time today. A live broadcast of the conference call also will be available at http://southwest.investorroom.com.

*Additional information regarding special items is included in the accompanying reconciliation tables. See Note Regarding Use of Non-GAAP Financial Measures.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements related to (i) the Company’s financial outlook and projected results of operations; (ii) the Company’s strategic initiatives generally and its related financial and operational expectations; (iii) the Company’s fleet plans, including its fleet modernization plans, and its related financial and operational goals and expectations; (iv) the Company’s expectations with respect to its integration of AirTran, including anticipated integration timeframes and the expected benefits and costs associated with the integration; (v) the Company’s growth plans, including its network and capacity plans, expectations, and opportunities; (vi) the Company's plans and expectations related to managing risk associated with changing jet fuel prices; and (vii) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and capital lease obligations). These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  Factors include, among others, (i) demand for the Company's services and the impact of economic conditions, fuel prices, and actions of competitors (including without limitation pricing, scheduling, and capacity decisions and consolidation and alliance activities) on the Company's business decisions, plans, and strategies; (ii) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iii) the Company's ability to timely and effectively prioritize its strategic initiatives and related expenditures; (iv) the Company's ability to effectively integrate AirTran and realize the expected benefits from the acquisition; (v) the Company's dependence on third parties, in particular with respect to its fleet plans; (vi) changes in fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions; (vii) the impact of governmental regulations and other actions related to the Company's operations; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2014	2013	Percent change
OPERATING REVENUES:
Passenger	$3,933	$3,838	2.5
Freight	40	39	2.6
Other	193	207	(6.8)
Total operating revenues	4,166	4,084	2.0

OPERATING EXPENSES:
Salaries, wages, and benefits	1,275	1,183	7.8
Fuel and oil	1,314	1,457	(9.8)
Maintenance materials and repairs	250	291	(14.1)
Aircraft rentals	81	93	(12.9)
Landing fees and other rentals	266	266	—
Depreciation and amortization	221	210	5.2
Acquisition and integration	18	13	38.5
Other operating expenses	526	501	5.0
Total operating expenses	3,951	4,014	(1.6)

OPERATING INCOME	215	70	207.1

OTHER EXPENSES (INCOME):
Interest expense	33	29	13.8
Capitalized interest	(7)	(5)	40.0
Interest income	(2)	(2)	—
Other (gains) losses, net	(53)	(46)	15.2
Total other income	(29)	(24)	20.8

INCOME BEFORE INCOME TAXES	244	94	159.6
PROVISION FOR INCOME TAXES	92	35	162.9
NET INCOME	$152	$59	157.6

NET INCOME PER SHARE:
Basic	$0.22	$0.08
Diluted	$0.22	$0.08

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	698	725
Diluted	707	727

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2014	2013	Percent Change
Fuel and oil expense, unhedged	$1,332	$1,405
Add (Deduct): Fuel hedge (gains) losses included in Fuel and oil expense	(18)	52
Fuel and oil expense, as reported	$1,314	$1,457
Deduct: Net impact from fuel contracts (1)	(9)	(29)
Fuel and oil expense, non-GAAP (economic)	$1,305	$1,428	(8.6)

Total operating expenses, as reported	$3,951	$4,014
Deduct: Net impact from fuel contracts (1)	(9)	(29)
Total operating expenses, economic	$3,942	$3,985
Deduct: Acquisition and integration costs	(18)	(13)
Total operating expenses, non-GAAP	$3,924	$3,972	(1.2)
Deduct: Profitsharing expense	(29)	(15)
Total operating expenses, non-GAAP, excluding Profitsharing	$3,895	$3,957	(1.6)
Deduct: Fuel and oil expense, non-GAAP (economic)	(1,305)	(1,428)
Total operating expenses, non-GAAP, excluding Profitsharing and fuel	$2,590	$2,529	2.4

Operating income, as reported	$215	$70
Add : Net impact from fuel contracts (1)	9	29
Operating income, economic	$224	$99
Add: Acquisition and integration costs	18	13
Operating income, non-GAAP	$242	$112	116.1

Other (gains) losses, net, as reported	$(53)	$(46)
Add: Net impact from fuel contracts (1)	69	51
Other (gains) losses, net, non-GAAP	$16	$5	220.0

Income before income taxes, as reported	$244	$94
Deduct: Net impact from fuel contracts (1)	(60)	(22)
	$184	$72
Add: Acquisition and integration costs	18	13
Income before income taxes, non-GAAP	$202	$85	137.6

Net income, as reported	$152	$59
Deduct: Net impact from fuel contracts (1)	(60)	(22)
Add: Income tax impact of fuel contracts	23	8
	$115	$45
Add: Acquisition and integration costs, net (2)	11	8
Net income, non-GAAP	$126	$53	137.7

Net income per share, diluted, as reported	$0.22	$0.08
Deduct: Net impact from fuel contracts (2)	(0.06)	(0.02)
	$0.16	$0.06
Add: Impact of special items, net (2)	0.02	0.01
Net income per share, diluted, non-GAAP	$0.18	$0.07	157.1
(1) See Reconciliation of Impact from Fuel Contracts.
(2) Amounts net of tax.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended
	March 31,
	2014	2013
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$(1)	$—
Contracts settling in the current period, but for which gains have been recognized in a prior period (1)	(8)	(29)
Impact from fuel contracts to Fuel and oil expense	$(9)	$(29)

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$1	$—
Contracts settling in the current period, but for which gains have been recognized in a prior period (1)	8	29
Impact from fuel contracts to Operating Income	$9	$29

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$55	$61
Ineffectiveness from fuel hedges settling in future periods	13	(10)
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	1	—
Impact from fuel contracts to Other (gains) losses, net	$69	$51

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$(55)	$(61)
Ineffectiveness from fuel hedges settling in future periods	(13)	10
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	8	29
Impact from fuel contracts to Net Income (2)	$(60)	$(22)

(1) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(2) Excludes income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended
	March 31,
	2014	2013	Change
Revenue passengers carried	25,055,809	25,203,934	(0.6)%
Enplaned passengers	30,656,581	30,712,625	(0.2)%
Revenue passenger miles (RPMs) (000s)	24,155,317	23,756,743	1.7%
Available seat miles (ASMs) (000s)	30,474,582	30,801,424	(1.1)%
Load factor	79.3%	77.1%	2.2 pts.
Average length of passenger haul (miles)	964	943	2.2%
Average aircraft stage length (miles)	710	693	2.5%
Trips flown	299,638	318,514	(5.9)%
Average passenger fare	$156.96	$152.29	3.1%
Passenger revenue yield per RPM (cents)	16.28	16.16	0.7%
RASM (cents)	13.67	13.26	3.1%
PRASM (cents)	12.90	12.46	3.5%
CASM (cents)	12.96	13.03	(0.5)%
CASM, excluding fuel (cents)	8.65	8.30	4.2%
CASM, excluding special items (cents)	12.88	12.89	(0.1)%
CASM, excluding fuel and special items (cents)	8.59	8.26	4.0%
CASM, excluding fuel, special items, and profitsharing (cents)	8.50	8.21	3.5%
Fuel costs per gallon, including fuel tax (unhedged)	$3.14	$3.24	(3.1)%
Fuel costs per gallon, including fuel tax	$3.10	$3.36	(7.7)%
Fuel costs per gallon, including fuel tax (economic)	$3.08	$3.29	(6.4)%
Fuel consumed, in gallons (millions)	422	432	(2.3)%
Active fulltime equivalent Employees	45,163	45,791	(1.4)%
Aircraft at end of period	676	699	(3.3)%

RASM (unit revenue) - Operating revenue yield per ASM
PRASM (Passenger unit revenue) - Passenger revenue yield per ASM
CASM (unit costs) - Operating expenses per ASM
Aircraft at end of period - Aircraft in the Company's fleet at period end, less Boeing 717-200s removed from service in preparation for transition out of the fleet

Southwest Airlines Co.
Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve Months Ended	Twelve Months Ended
	March 31, 2014	March 31, 2013
Operating Income, as reported	$1,423	$672
Net impact from fuel contracts	63	86
Acquisition and integration costs	92	182
Operating Income, non-GAAP	$1,578	$940
Net adjustment for aircraft leases (1)	144	121
Adjustment for fuel hedge accounting	(73)	(35)
Adjusted Operating Income, non-GAAP	$1,649	$1,026

Average invested capital (2)	$11,573	$12,261
Equity adjustment for hedge accounting	23	98
Adjusted average invested capital	$11,596	$12,359

ROIC, pre-tax	14.2%	8.3%

(1) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft).
(2) Average invested capital represents a five quarter average of debt, net present value of aircraft leases, and equity.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,741	$1,355
Short-term investments	1,757	1,797
Accounts and other receivables	457	419
Inventories of parts and supplies, at cost	438	467
Deferred income taxes	180	168
Prepaid expenses and other current assets	241	250
Total current assets	4,814	4,456
Property and equipment, at cost:
Flight equipment	17,107	16,937
Ground property and equipment	2,716	2,666
Deposits on flight equipment purchase contracts	762	764
Assets constructed for others	478	453
	21,063	20,820
Less allowance for depreciation and amortization	7,643	7,431
	13,420	13,389
Goodwill	970	970
Other assets	772	530
	$19,976	$19,345
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,299	$1,247
Accrued liabilities	1,168	1,229
Air traffic liability	3,332	2,571
Current maturities of long-term debt	642	629
Total current liabilities	6,441	5,676

Long-term debt less current maturities	2,172	2,191
Deferred income taxes	2,997	2,934
Construction obligation	450	437
Other noncurrent liabilities	726	771
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,256	1,231
Retained earnings	6,555	6,431
Accumulated other comprehensive loss	(12)	(3)
Treasury stock, at cost	(1,417)	(1,131)
Total stockholders' equity	7,190	7,336
	$19,976	$19,345

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$152	$59
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	221	210
Unrealized gains on fuel derivative instruments	(60)	(21)
Deferred income taxes	92	2
Changes in certain assets and liabilities:
Accounts and other receivables	(72)	(97)
Other assets	7	(25)
Accounts payable and accrued liabilities	24	120
Air traffic liability	761	707
Cash collateral received from derivative counterparties	11	28
Other, net	(17)	—
Net cash provided by operating activities	1,119	983

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment, net	(407)	(534)
Purchases of short-term investments	(770)	(725)
Proceeds from sales of short-term and other investments	819	787
Net cash used in investing activities	(358)	(472)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	49	6
Payments of long-term debt and capital lease obligations	(46)	(164)
Payments of cash dividends	(56)	(15)
Repayment of construction obligation	(3)	—
Repurchase of common stock	(315)	(100)
Other, net	(4)	(13)
Net cash used in financing activities	(375)	(286)

NET CHANGE IN CASH AND CASH EQUIVALENTS	386	225

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,355	1,113

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,741	$1,338

Southwest Airlines Co.
Fuel Derivative Contracts
As of April 21, 2014

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	2Q 2014 (2)	Full Year 2014 (2)
$85	$2.35 - $2.40	$2.60 - $2.65
$95	$2.65 - $2.70	$2.75 - $2.80
Current Market (1)	$3.00 - $3.10	$3.00 - $3.10
$115	$3.15 - $3.20	$3.15 - $3.20
$125	$3.40 - $3.45	$3.30 - $3.35

Period	Average percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent crude oil and Gulf Coast jet fuel-equivalent price levels
2Q 2014	Approx. 15%
Full Year 2014	Approx. 20%
2015	Approx. 50%
2016	Approx. 35%
2017	Approx. 50%
2018	Approx. 5%

(1) Brent crude oil average market prices as of April 21, 2014, were approximately $109 per barrel for second quarter 2014 and $108 per barrel for full year 2014.
(2) The Company currently has approximately 15 percent of its second quarter 2014 estimated fuel consumption covered by fuel derivative contracts at varying crude oil-equivalent prices. For full year 2014, the Company currently has approximately 10 percent of its full year 2014 estimated fuel consumption covered by fuel derivative contracts at varying crude oil-equivalent prices; and approximately 10 percent at Gulf Coast jet fuel-equivalent prices.  The economic fuel price per gallon sensitivities provided above assume the relationship between Brent crude oil and refined products based on market prices as of April 21, 2014.

Southwest Airlines Co.
737 Delivery Schedule
As of March 31, 2014

	The Boeing Company					The Boeing Company
	737 NG					737 MAX
	-700 Firm Orders		-800 Firm Orders	Options	Additional -700s	-7 Firm Orders	-8 Firm Orders		Options	Total
2014	—		33	—	14	—	—		—	47	(3)
2015	—		19	—	5	—	—		—	24
2016	31		—	12	—	—	—		—	43
2017	15		—	12	—	—	14		—	41
2018	10		—	12	—	—	13		—	35
2019	—		—	—	—	15	10		—	25
2020	—		—	—	—	14	22		—	36
2021	—		—	—	—	1	33		18	52
2022	—		—	—	—	—	30		19	49
2023	—		—	—	—	—	24		23	47
2024	—		—	—	—	—	24		23	47
2025	—		—	—	—	—	—		36	36
2026	—		—	—	—	—	—		36	36
2027	—		—	—	—	—	—		36	36
	56	(1)	52	36	19	30	170	(2)	191	554

(1) The Company has flexibility to substitute 737-800s in lieu of 737-700 firm orders.
(2) The Company has flexibility to substitute MAX 7 in lieu of  MAX 8 firm orders beginning in 2019.
(3) Includes two 737-800s and six pre-owned 737-700s delivered as of March 31, 2014.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with GAAP. These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are not indicative of its ongoing operational performance.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results that it refers to as “economic,” which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The Company's economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts--all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis reflects the Company's actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.
Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
In addition to its “economic” financial measures, as defined above, the Company has also provided other non-GAAP financial measures, including results that it refers to as “excluding special items,” as a result of items that the Company believes are not indicative of its ongoing operations. These include expenses associated with the Company's acquisition and integration of AirTran. The Company believes that evaluation of its financial performance can be enhanced by a presentation of results that exclude the impact of these items in order to evaluate the results on a comparative basis with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. As a result of the Company's acquisition of AirTran, which closed on May 2, 2011, the Company has incurred and expects to continue to incur substantial charges associated with integration of the two companies. While the Company cannot predict the exact timing or amounts of such charges, it does expect to treat the charges as special items in its future presentation of non-GAAP results.
The Company has also provided free cash flow and return on invested capital, which are non-GAAP financial measures. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended March 31, 2014, the Company generated $712 million in free cash flow, calculated as operating cash flows of $1.119 billion less capital expenditures of $407 million. The Company believes return on invested capital is a meaningful measure because it quantifies how well the Company generates operating income relative to the capital it has invested in its business.  Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital may differ; therefore, the Company is providing an explanation of its calculation for return on invested capital (before taxes and excluding special items) in the accompanying reconciliation tables to the press release (See Return on Invested Capital).